ANNUAL SERVICING CERTIFICATION
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In connection with the loans serviced by First Horizon Home Loans (formerly FT
Mortgage Companies) during the fiscal year December 31, 2000, we confirm the following to be materially correct and accurate to the best of our knowledge, information and belief.

          1. Real estate taxes, special assessments and any charges that may become a lien upon the property and which come due in the last calendar year have been paid. This also includes the verification with taxing authorities for non-escrowed mortgages.

          2. FHA insurance premiums or private mortgage insurance premiums, if applicable, have been paid and are in full force and effect.

          3. Properties are adequately insured and your interest, as Mortgagee, is properly provided for in the mortgage clause. This includes both flood and hazard insurance.

          4. For those loans being escrowed for the payment of taxes and insurance, sufficient amounts are being collected monthly to provide for payment of future items.

          5. Property inspections have been completed according to the provisions of our servicing agreement, if applicable.

          6. All other provisions of the servicing agreement have been adhered to.

          7. To the extent there exist any exceptions to the foregoing that are deemed to be material in nature, such exception(s) will be recited in an Exhibit attached hereto and accompanied by an explanation thereof. In the event no Exhibit is attached hereto, it is to be presumed that no exceptions of a material nature to the foregoing exist.


By:
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         (Signature)

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         (Printed Name)

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         (Title)

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         (Date)